EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michele Goldstein 203-352-8642

World Wrestling Entertainment, Inc. Reports Q3 Results

STAMFORD, Conn., Feb. 23, 2005 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its third fiscal quarter ended January 28, 2005. The Company reported net revenues of $82.7 million as compared to $79.1 million in the prior year quarter. Operating income for the quarter was $12.4 million versus $12.1 million in the prior year. Net income was $10.9 million, or $0.16 per share, as compared to $8.8 million, or $0.13 per share, in the prior year quarter. The 2005 third quarter effective tax rate included a one-time benefit of $1.3 million resulting from the assignment of the lease for the Company’s former entertainment complex, The World ®, in New York City.

EBITDA was $15.4 million in the current quarter as compared to $15.1 million in the prior year quarter.

In the current quarter we produced a newly branded pay-per-view event, New Years Revolution™, which was our first-ever pay-per-view event held in Puerto Rico. There were three pay-per-view events produced in the current quarter as compared to two events in the prior year quarter.

“We continue to see the distribution of our creative content through various emerging channels as growth opportunities,” said Linda McMahon, CEO of WWE. “This has been demonstrated in the current quarter by the success of our Home Video business which has only begun to monetize our extensive programming library. We will further monetize this asset through WWE 24/7, our SVOD service which will have its official launch shortly. The international marketplace is another emerging channel for WWE. Our live event tours and existing TV penetration drive brand awareness and have increased the demand for our branded merchandise in these territories. As an integrated media company, we are well positioned to take advantage of these new avenues in order to distribute our content on a global basis.”

Summary Results for the Nine Months Ended

Total net revenues through the first nine months of fiscal 2005 were $248.1 million as compared to $248.2 million in the prior year period. Operating income for the current period was $27.8 million versus $40.8 million in the prior year period. Net income was $23.0 million, or $0.33 per share, as compared to $28.5 million, or $0.41 per share, in the prior year period. The 2005 effective tax rate includes a one-time benefit of $1.3 million resulting from the assignment of the lease for the Company’s former entertainment complex, The World ®, in New York City.

EBITDA was $36.7 million for the first nine months of fiscal 2005 as compared to $49.7 million in the prior year period. The Company’s EBITDA in the prior year period benefited from a $5.9 million favorable settlement of litigation.

Results By Business Segment for the 3rd Quarter

Live and Televised Entertainment

Net revenues from the Company’s Live and Televised businesses were $57.2 million for the current quarter as compared to $55.6 million in the prior year quarter.

•	Pay-Per-View revenues were $15.5 million versus $13.2 million in the prior year quarter. There were three pay-per-view events produced in the current quarter as compared to only two events in the prior year quarter. The details for the number of buys (in 000s) are as follows:

Event	Q3 FY05	Q3 FY04
Survivor Series®	373	398
Armageddon®	242	217
New Years Revolution™	275	—
Prior events	153	168

Total	1,043	783

•	New Years Revolution™ was a new RAW® branded pay-per-view event held in Puerto Rico.

•	Live Event revenues were $11.3 million as compared to $11.8 million in the third quarter of last year.

•	There were 77 events, including 1 international event, during the quarter as compared to 74 events, including 3 international events, during the same period last year.

•	The average attendance for our live events was approximately 4,000 as compared to approximately 4,100 in the prior year quarter.

•	The average ticket price was approximately $36.00, as compared to an average ticket price of approximately $38.00 during the prior year quarter. The decrease in the number of international events, which produce higher average ticket prices, contributed to the decrease in the average ticket price.

•	Television Advertising revenues were $10.8 million as compared to $11.6 million in the prior year quarter. The decline reflects lower sponsorship revenues in the current quarter as compared to the prior year quarter.

•	The average household rating for the Company’s RAW® program was 3.6 and the average household rating for SmackDown! was 3.4, which are unchanged from the prior year quarter.

•	Television Rights Fees revenues were $19.5 million as compared to $19.0 million in the prior year quarter. The increase relates to our international distribution agreements.

Branded Merchandise

Net revenues from the Company’s Branded Merchandise businesses were $25.5 million versus $23.4 million in the prior year quarter.

•	Merchandise revenues were $4.4 million which was consistent with $4.3 million in the prior year quarter.

•	Publishing revenues were $3.5 million as compared to $3.0 million in the prior year quarter. The increase was primarily due to the release of three special edition magazines in the current quarter as compared to only one special edition release in the prior year quarter.

•	Home Video revenues were $4.8 million as compared to $3.7 million in the prior year quarter. The increase was due primarily to an increase of approximately 0.1 million gross units sold.

•	Licensing revenues were $10.6 million as compared to $10.7 million in the prior year quarter. The quarter reflects increased revenues from the videogame and novelty products primarily in international territories, offset by lower revenues from book publishing.

•	New Media revenues were $2.1 million as compared to $1.2 million in the prior year quarter. The increase was primarily due to higher advertising revenues on our website.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution for the quarter was $38.3 million as compared to $35.0 million in the prior year quarter. Total profit contribution margin was approximately 46% for the current quarter as compared to 44% for the prior year quarter.

The profit contribution margin for the Live and Televised businesses was approximately 41% for the current quarter as compared to 40% in the prior year quarter. This is primarily attributable to the increase in pay-per-view buys as compared to the prior year.

The profit contribution margin for the Branded Merchandise businesses was approximately 57% for the current quarter as compared to 54% in the prior year quarter. The increase in Home Video, Publishing and New Media revenues contributed to the higher Branded Merchandise margin.

Selling, general and administrative expenses

SG&A expenses were $21.7 million for the current quarter as compared to $18.9 million in the prior year quarter. SG&A expenses increased approximately $2.8 million primarily due to increased advertising and promotion costs, and professional costs related to trademarks and Sarbanes-Oxley compliance.

Fiscal 2005 Outlook

The Company continues to anticipate fiscal 2005 net revenues to be between $345 – $355 million, income from continuing operations to be between $34 – $35 million, and earnings per share from continuing operations to be between $0.49 and $0.51 on a diluted basis. The Company currently anticipates EBITDA to be between $60 – $62 million, as compared to budgeted EBITDA of $66 million. This revision reflects key assumptions, which include certain levels of fourth quarter pay-per-view buys and home video gross sales. Pay-per-view buys are assumed to be approximately 2 million for three events, of which 1 million are anticipated for WrestleMania 21, and Home Video total gross units sales of approximately 0.6 million, including the six new titles to be released in the quarter .

Note: World Wrestling Entertainment, Inc. will host a conference call on Wednesday, February 23, 2005, at 10:00 a.m. ET to discuss the Company’s third quarter earnings results for fiscal year 2005. All interested parties can access the conference call by dialing 800-901-2725 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 23,	January 28,	January 23,
	2005	2004	2005	2004
Net revenues	$82,719	$79,070	$248,126	$248,176

Cost of revenues	44,426	44,055	145,336	145,543
Selling, general and administrative expenses	21,652	18,873	62,426	51,635
Depreciation and amortization	3,004	3,047	8,975	8,853
Stock compensation costs	1,240	1,011	3,625	1,327

Operating income	12,397	12,084	27,764	40,818

Interest income	1,341	1,581	3,607	4,469
Interest expense	160	192	489	584
Other income, net	1,632	722	1,567	1,013

Income before income taxes	15,210	14,195	32,449	45,716

Provision for income taxes	4,222	5,332	10,699	17,291

Income from continuing operations	10,988	8,863	21,750	28,425

Discontinued operations:
(Loss) income from discontinued operations, net of tax	(69)	(76)	1,264	32

Net income	$10,919	$8,787	$23,014	$28,457

Earnings per share – Basic:
Continuing operations	$0.16	$0.13	$0.32	$0.41

Discontinued operations	$0.00	$0.00	$0.02	$0.00

Net income	$0.16	$0.13	$0.34	$0.41

Earnings per share – Diluted:
Continuing operations	$0.16	$0.13	$0.31	$0.41

Discontinued operations	$0.00	$0.00	$0.02	$0.00

Net income	$0.16	$0.13	$0.33	$0.41

Weighted average common shares outstanding:
Basic	68,586	68,394	68,540	68,603

Diluted	69,470	68,768	69,435	68,822

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	January 28,	April 30,
	2005	2004
ASSETS

CURRENT ASSETS:

Cash and equivalents	$71,380	$48,467
Short-term investments	188,629	224,824
Accounts receivable, net	44,876	62,703
Inventory, net	935	856
Prepaid expenses and other current assets	26,083	13,596
Assets of discontinued operations	542	691

Total current assets	332,445	351,137

PROPERTY AND EQUIPMENT, NET	67,887	71,369

FILM PRODUCTION ASSETS	23,202	431

INTANGIBLE ASSETS, NET	3,127	4,492

OTHER ASSETS	6,889	6,212

ASSETS OF DISCONTINUED OPERATIONS	—	20,703

TOTAL ASSETS	$433,550	$454,344

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$742	$700
Accounts payable	17,730	13,118
Dividends payable	—	4,106
Accrued expenses and other liabilities	18,326	42,131
Deferred income	21,755	23,512
Liabilities of discontinued operations	426	2,401

Total current liabilities	58,979	85,968

LONG-TERM DEBT	7,395	7,955

LIABILITIES OF DISCONTINUED OPERATIONS	—	7,316

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Class A common stock	209	136
Class B common stock	479	548
Additional paid-in capital	253,769	250,775
Accumulated other comprehensive loss	(496)	(1,120)
Retained earnings	113,215	102,766

Total stockholders’ equity	367,176	353,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$433,550	$454,344

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Nine Months Ended
	January 28,	January 23,
	2005	2004
OPERATING ACTIVITIES:
Net income	$23,014	$28,457
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(1,264)	(32)
Depreciation and amortization	8,975	8,853
Revaluation of warrants	(835)	(422)
Amortization of deferred income	(370)	(836)
Stock compensation costs	3,625	469
Provision for doubtful accounts	(20)	(1,994)
Provision for inventory obsolescence	911	19
Provision for deferred income taxes	1,086	—
Changes in assets and liabilities:
Accounts receivable	18,085	12,675
Inventory	(989)	(179)
Prepaid expenses and other assets	(2,070)	1,987
Film production assets	(22,771)	(359)
Accounts payable	4,613	1,583
Accrued expenses and other liabilities	(15,461)	6,410
Deferred income	(1,387)	(4,969)

Net cash provided by continuing operations	15,142	51,662
Net cash used in discontinued operations	(7,057)	(2,370)

Net cash provided by operating activities	8,085	49,292

INVESTING ACTIVITIES:
Purchase of property and equipment	(3,858)	(3,485)
Purchase of corporate aircraft	—	(20,122)
Purchase of other assets	(270)	(1,641)
Sale (purchase) of short-term investments, net	35,305	(60,470)

Net cash provided by (used in) investing activities	31,177	(85,718)

FINANCING ACTIVITIES:
Repayments of long-term debt	(518)	(576)
Purchase of treasury stock	—	(19,246)
Dividends paid	(16,454)	(8,218)
Issuance of stock	410	64
Proceeds from exercise of stock options	213	65

Net cash used in financing activities	(16,349)	(27,911)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,913	(64,337)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	48,467	128,473

CASH AND CASH EQUIVALENTS, END OF PERIOD	$71,380	$64,136

World Wrestling Entertainment, Inc.
Supplemental Information - EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 23,	January 28,	January 23,
	2005	2004	2005	2004
Net income reported on GAAP basis	$10,919	$8,787	$23,014	$28,457

Loss (income) from discontinued operations, net of tax	69	76	(1,264)	(32)
Provision for income taxes	4,222	5,332	10,699	17,291
Interest and other, net	(2,813)	(2,111)	(4,685)	(4,898)
Depreciation and amortization	3,004	3,047	8,975	8,853

EBITDA	$15,401	$15,131	$36,739	$49,671

Non-GAAP Measure:

EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s cash flow. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 23,	January 28,	January 23,
	2005	2004	2005	2004
Net cash provided by continuing operations	$8,815	$17,825	$15,142	$51,662

Less cash provided for capital expenditures:
Purchase of property and equipment	(980)	(1,027)	(3,858)	(3,485)
Purchase of corporate aircraft	—	(20,122)	—	(20,122)
Purchase of other assets	(270)	—	(270)	(1,641)

Free Cash Flow	$7,565	$(3,324)	$11,014	$26,414

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of performance under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.